As filed with the Securities and Exchange Commission on December 17, 1997.
                                               Registration No. 333-____________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------

                               ARCH PETROLEUM INC.
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                                 83-0248900
   (State or Other Jurisdiction                   (I.R.S. Employer
 of Incorporation or Organization)               Identification No.)

   777 TAYLOR STREET, SUITE II                LARRY KALAS, PRESIDENT
    FORT WORTH, TEXAS  76102                777 TAYLOR STREET, SUITE II
(Address, Including Zip Code, of              FORT WORTH, TEXAS  76102
 Registrant's Principal Executive                  (817) 332-9209
            Offices) (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of
                                                 Agent for Service)

                              ARCH PETROLEUM INC.
                             1993 STOCK OPTION PLAN
                            (Full Title of the Plan)

           Copies of all communications, including all communications sent to agent for service, should be sent to:
                                 R. SCOTT COHEN
                                  CRAIG W. ADAS
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                               DALLAS, TEXAS 75201


                         CALCULATION OF REGISTRATION FEE

===================================================================================================
                                           Proposed Maximum   Proposed Maximum
  Title of Securities      Amount to be     Offering Price        Aggregate          Amount of
  to be Registered (1)    Registered (1)     Per Share (2)    Offering Price (2) Registration Fee
---------------------------------------------------------------------------------------------------
      Common Stock,
     $.01 Par Value       1,635,044 Shares                      $3,729,860.03        $1,100.31
===================================================================================================

(1) Shares of common stock, $.01 par value per share ("Common Stock"), of Arch Petroleum Inc. (the "Company") being registered hereby relate to the 1993 Stock Option Plan (the "Plan"). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), there is also being registered an indeterminate amount of additional shares of Common Stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2) In accordance with sections (c) and (h)(1) of Rule 457 promulgated under the Securities Act, calculated on the basis of the weighted average of (i) the average of the high and low sales prices for Common Stock as reported on the Nasdaq Stock Market on December 16, 1997, with respect to 1,275,754 shares of Common Stock as to which the exercise price has not been determined under the Plan and (ii) the weighted average exercise price of options to purchase 359,290 shares of Common Stock as to which the exercise price has been determined under the Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents are incorporated by reference in this Registration
Statement:

      (a) The Company's Annual Report on Form 10-K (File No. 0-9976) for the year ended December 31, 1996 filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited financial statements for the year ended December 31, 1996.

      (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

      The following summary description is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended, which is filed as an exhibit hereto. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

      The authorized and unissued shares of Common Stock and Preferred Stock may be used by the Company for various purposes, including possible future acquisitions. The Company currently does not have any specific plans or obligations to issue shares of Common Stock or Preferred Stock, other than (i) the issuance of Common Stock under the Plan, (ii) the issuance of Common Stock upon the exchange of the Exchangeable Convertible Preferred Stock, par value $.01 per share ("Exchangeable Convertible Preferred Stock") and (iii) the issuance of

Common Stock upon a conversion of the 9.75% Series A Convertible Subordinated Notes due 2004 (the "Series A Notes") and the 10.563% Series C Convertible Subordinated Notes due 2004 (the "Series C Notes").

      Common Stock. As of December 16, 1997, there were 17,301,804 shares of Common Stock outstanding and held of record by 1,401 stockholders. After giving effect to the issuance of 1,635,044 shares of Common Stock upon exercise of options granted pursuant to the Plan, the exchange of the Exchangeable Convertible Preferred Stock and a conversion of the Series A Notes and the Series C Notes there will be 28,052,713 shares of Common Stock outstanding. The holders of shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. There is no provision in the Company's Certificate of Incorporation for cumulative voting with respect to the election of directors. Each share of Common Stock is entitled to participate equally in dividends, when, as and if declared by the board of directors of the Company ("Board of Directors"), and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock. The shares of Common Stock have no preemptive or conversion rights, redemption rights or sinking fund provisions and are not subject to calls, assessments or rights of redemption by the Company. All shares of Common Stock outstanding upon the filing of this Registration Statement will be duly authorized, validly issued, fully paid and nonassessable.

      Preferred Stock. As of December 16, 1997, there were 727,273 shares of Exchangeable Convertible Preferred Stock outstanding and held of record by four stockholders. The holders of shares of the Exchangeable Convertible Preferred Stock are entitled to one vote per share on an as converted basis, and vote with the holders of the Common Stock. The vote or consent of at least 66 2/3% of the issued and outstanding shares of Exchangeable Convertible Preferred Stock, voting as a separate class, is required for the Company to (a) issue or authorize the issuance of any class or series of equity securities senior to the Exchangeable Convertible Preferred Stock, (b) change the par value of the Exchangeable Convertible Preferred Stock, (c) alter or change the powers, preferences or special rights of the shares of Exchangeable Convertible Preferred Stock or any other provision of the Company's Certificate of Incorporation so as to affect the shares of Exchangeable Convertible Preferred Stock adversely, (d) merge, consolidate or amalgamate with any other person or
(e) sell, lease, transfer or otherwise dispose of all or substantially all of the assets of the Company. The Exchangeable Convertible Preferred Stock accrues annual dividends at the rate of $2.20 per share and the dividends are cumulative. If dividends remain unpaid for more than one semiannual period, the holders of the Exchangeable Convertible Preferred Stock have the right to elect two additional directors to the Board of Directors until such time that all cumulative dividends have been paid. The Exchangeable Convertible Preferred Stock has a liquidation preference of $27.50 per share and is exchangeable in whole at the option of the Company, for its Series C Notes. The Exchangeable Convertible Preferred Stock is exchangeable on April 20 and October 20 of each year. On or after October 20, 1998, the Exchangeable Convertible Preferred Stock is redeemable, in whole or in part, at any time at the option of the Company at redemption prices ranging from $28.366 per share at October 28,

1998, to $27.644 per share at October 20, 2003. On October 20, 2004 all outstanding shares of the Exchangeable Convertible Preferred Stock are mandatorily redeemable by the Company at a price of $27.50 plus accrued and unpaid dividends. Each share of Exchangeable Convertible Preferred Stock is convertible, at any time at the option of the holder thereof, into shares of Common Stock at a price of $2.75 per share.

      Anti-takeover Provisions. The Company's amended Certificate of Incorporation and By-laws have special provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of, and the policies formulated by, the Board of Directors. These provisions are also intended to help ensure that the Board of Directors, if confronted by a surprise proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal, and to act in what it believes to be the best interests of the Company's stockholders.

      The Company's Certificate of Incorporation provides that the Board of Directors may authorize the issuance of up to 1,000,000 shares of preferred stock in one or more classes or series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each such class or series. Except as described above, the Company has no present intention to issue any Preferred Stock; however, the Company could issue a series of Preferred Stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage any acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which the stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not intend to seek stockholder approval prior to any issuance of such Preferred Stock, unless required to do so by law, stock exchange rules, or otherwise.

      The Company's Certificate of Incorporation also contains certain provisions permitted under the Delaware General Corporation Law (the "DGCL") regarding the liability of directors. These provisions eliminate the personal liabilities of directors to the Company and its stockholders for monetary damages for any breach of their fiduciary duties in their capacity as directors, except for any breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under Section 174 of the DGCL (regarding certain unlawful dividends, stock repurchases or stock redemptions) or for any transaction from which the director derived an improper personal benefit. These provisions do not eliminate a director's duty of care and do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. Moreover, these provisions do not apply to claims against a director for violation of certain laws, including the federal securities laws. The Company's Certificate of Incorporation further provides that the Company shall indemnify its directors and officers, and may indemnify any employee or agent of the Company, to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as officers and directors.

      Copies of the Company's amended Certificate of Incorporation and the By-laws have been filed as exhibits to this Registration Statement. The Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Certain legal matters in connection with the shares of Common Stock initially offered upon exercise of options pursuant to the Plan have been passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Delaware law authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Company's Certificate of Incorporation limits the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by the Delaware statute as in effect from time to time. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit.

      The Certificate of Incorporation of the Company provides that the Company shall indemnify its officers and directors and former officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

      The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event such person shall have been adjudged to be liable to the Company unless and only to the extent that the court determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses the court shall deem proper.

      The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.  EXHIBITS.

4.1   Certificate of Incorporation of Arch Petroleum Inc.*

4.2 Certificate of Amendment of Certificate of Incorporation of Arch Petroleum Inc., as filed with the Delaware Secretary of State on May 21, 1992.*

4.3 Certificate of Correction to Certificate of Amendment of Arch Petroleum Inc., as filed with the Delaware Secretary of State on December 22, 1994.*

4.4 Certificate of Amendment of Certificate of Incorporation of Arch Petroleum Inc., as filed with the Delaware Secretary of State on February 8, 1995.*

4.5 Certificate of Designation of Preferences and Rights of Exchangeable Convertible Preferred Stock of Arch Petroleum Inc.*

4.6   By-laws of Arch Petroleum Inc.*

4.7   Arch Petroleum Inc. 1993 Stock Option Plan.*

5.1 Opinion of Weil, Gotshal & Manges LLP.*

23.1  Consent of Price Waterhouse LLP.*

23.2 Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

24.1 Power of Attorney (see pages II-8 and II-9 of this Registration Statement).



*     Filed herewith.


ITEM 9.  UNDERTAKINGS.

      (a)   The Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 17th day of December, 1997.

                                    ARCH PETROLEUM INC.



                                    By:   /s/ Larry Kalas
                                       ----------------------------------------
                                   Larry Kalas
                                          President and Chief Executive Officer


      Each person whose signature to this Registration Statement appears below hereby appoints Johnny H. Vinson, Larry Kalas and Randall W. Scroggins, and each of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all post-effective amendments to this Registration Statement, which amendments may make such changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                          TITLE                        DATE


      /s/ Johnny H. Vinson        Chairman of the Board of Director   December 15, 1997
--------------------------------
        Johnny H. Vinson



         /s/ Larry Kalas          Director, President and Chief       December 15, 1997
--------------------------------  Executive Officer (Principal Executive
           Larry Kalas            Officer of the Registrant)


         /s/ Fred Cantu           Treasurer and Chief Financial       December 15, 1997
--------------------------------  Officer (Principal Financial and
           Fred Cantu             Accounting Officer of the Registrant)


    /s/ Randall W. Scroggins      Director, Executive Vice            December 15, 1997
--------------------------------  President and Secretary
      Randall W. Scroggins






                                    II-8












      /s/ Richard O. Harris                 Director                December 15, 1997
--------------------------------
        Richard O. Harris



       /s/ C. Randall Hill                  Director                December 15, 1997
--------------------------------
         C. Randall Hill



      /s/ John F. Gilsenan                  Director                December 15, 1997
--------------------------------
        John F. Gilsenan


                                  EXHIBIT INDEX


                                                                    Sequentially
Exhibit                                                               Numbered
  No.           Description                                            Page

4.1             Certificate of Incorporation of Arch Petroleum Inc.

4.2 Certificate of Amendment of Certificate of Incorporation of Arch Petroleum Inc., as filed with the Delaware Secretary of State on May 21, 1992.

4.3 Certificate of Correction to Certificate of Amendment of Arch Petroleum Inc., as filed with the Delaware Secretary of State on December 22, 1994.

4.4 Certificate of Amendment of Certificate of Incorporation of Arch Petroleum Inc., as filed with the Delaware Secretary of State on February 8, 1995.

4.5 Certificate of Designation of Preferences and Rights of Exchangeable Convertible Preferred Stock of Arch Petroleum Inc.

4.6             By-laws of Arch Petroleum Inc.

4.7             Arch Petroleum Inc. 1993 Stock Option Plan.

5.1             Opinion of Weil, Gotshal & Manges LLP.

23.1            Consent of Price Waterhouse LLP.

23.2            Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

24.1            Power of Attorney (see pages II-7 and II-8 of this Registration
                Statement).